EXHIBIT 77(Q2)

FLAHERTY & CRUMRINE/CLAYMORE TOTAL RETURN FUND INCORPORATED

David Gale, a Director of the Flaherty & Crumrine/Claymore Total Return Fund Incorporated (the "Fund"), filed one late Form 4 with respect to one transaction: a purchase of 1,000 shares of the Fund's Common Stock during the initial offering of the Fund's Common Stock on August 29, 2003. The transaction was reported pursuant to Section 16(a) of the Securities Exchange Act of 1934 on January 30, 2004.